Exhibit (h)(7)(e)

FORM OF

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY,
AS LISTED ON SCHEDULE A

AND

BOSTON FINANCIAL DATA SERVICES, INC.

ALPINE FUNDS

Schedule A	Funds and Portfolios
Schedule 1.2(f)	AML and CIP Delegation
Schedule 1.2(i)	Omnibus Transparency Services
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 8th day of December 2010, by and between EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, as listed on Schedule A, having their principal office and place of business at 2500 Westchester Avenue, STE. 215, Purchase, NY 10577 (collectively, the “Funds” and individually, the “Fund”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 (the “Transfer Agent”).

WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Fund in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by a Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, each Fund is either a statutory or business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 17; and

WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1

Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Fund’s authorized and issued shares or beneficial interest, as the case may be, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios (the “Procedures”) with such changes or deviations therefrom as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

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(a) Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the “Custodian”);

(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e) In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund;

(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h) Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;

(i) If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(j) Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement so long as the Transfer Agent has acted in accordance with the standard of care set forth in Section 9 of this Agreement with respect to any such losses or claims;

(k) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(l) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized,

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based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(m) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(n) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to the Fund hereunder, the Transfer Agent may receive compensation for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;

(o) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and

(p) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all

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Shareholder accounts; arranging for mailing of Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information;

(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund or its designee or agent no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c) “Blue Sky” Reporting. The Fund or its administrator shall identify to the Transfer Agent in writing the states and countries where the Shares of the Fund are registered or exempt, and the number of Shares registered for sale with respect to each state or country, as applicable. The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor. The Fund or its administrator shall verify that such parameters have been correctly established for each state or country on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or country. The responsibility of the Transfer Agent for the Fund’s blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring;

(d) National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent; (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e) Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer

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Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf.

(f) Anti-Money Laundering (“AML”) Delegation. In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”). If the Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the AML Procedures by the Transfer Agent pursuant to this Section 1.2(f), the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such AML Procedures.

(g) Call Center Services. Upon request of the Fund, answer telephone inquiries from 9 a.m. to 8 p.m., eastern time, each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties;

(h) Short Term Trader. Upon request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reasonable reimbursable expenses that may be associated with these additional duties;

(i) Omnibus Transparency Services. Upon request of the Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a)(2), (3). The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the

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Transfer Agent pursuant to this Section 1.2(i), the Fund agrees to pay the Transfer Agent for such fees and expenses associated with such additional services as set forth on Schedule 3.1; and

(j) Escheatment, Orders, Etc. If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

1.3

Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) arrangements (such accounts, “Fiduciary Accounts”)), the Transfer Agent, at the request of the Fund, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (“State Street”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

1.4

Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

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1.5

Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion. The Transfer Agent’s responsibilities hereunder shall not extend to or include duties and responsibilities of a “tax return preparer” as defined in the Code. The Fund will provide comprehensive instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding IRS notices and other requests.

2.	Third Party Administrators for Defined Contribution Plans

2.1

The Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Code and administered by TPAs which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2

In accordance with the procedures established in Schedule 2.1 entitled “Third Party Administrator Procedures,” as may be amended by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs, as the case may be, as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

2.5	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is

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normally required.

3.	Fees and Expenses

3.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and expenses as set forth in the attached fee schedule (“Schedule 3.1”). Such fees and reimbursable expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds or Portfolio added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

3.2

Reimbursable Expenses. In addition to the fees paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for reimbursable expenses, including but not limited to: suspicious activity reporting for networked accounts, checkwriting book production, data communications equipment, computer hardware, DST disaster recovery charge (currently $0.20 per account, paid monthly in increments of one-twelfth of the annual charge), express mail and delivery services, forms and production, freight charges, household tape processing, magnetic tapes, reels or cartridges, magnetic tape handling charges, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, reporting (on request and scheduled), special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9),vax payroll processing, year-end processing and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund.

3.3

Increases. The fees and charges set forth on Schedule 3.1 shall increase or may be increased (i) in accordance with Section 3.6 below; (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing costs to provide the affected service or function by five percent (5%) or more; or (iii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system. If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features. If the Transfer Agent notified the Fund of an increase in fees under

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subparagraph (iii) of this Section 3.3, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

3.4

Postage. Upon request, postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.5

Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.6

Cost of Living Adjustment. After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

3.7

Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

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4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7

It will comply with all federal and state securities laws, rules and regulations applicable to the performance of its obligations under this Agreement as such are applicable to its transfer agency business.

5.	Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1	It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	The Fund is an open-end management investment company registered under the 1940 Act.

5.5

A registration statement under the Securities Act of 1933, as amended, for each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for

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sale by the Fund.

6.	Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2

Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3

Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4

Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5

Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6

Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security

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Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7

Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8

ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9

Confirmation. Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice and may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. The Fund must report any objections to the execution of an order within thirty (30) days.

7.	Data Access and Proprietary Information

7.1

The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent to enable the Fund to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 10.2 below) or the confidential information of the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder or as may be required by applicable law, in which case, the Fund agrees to promptly notify the Transfer Agent of such disclosure request unless prohibited by applicable law. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Fund’s computers, (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

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(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d) Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2

Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3

The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4

If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. In the event the Transfer Agent becomes aware of any issues with the integrity of such data, the Transfer Agent will promptly advise the Fund.

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7.5

If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

7.7

DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.	Indemnification

8.1

The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent, and with respect to Section 1.3 and Section 8.1(f) herein, also State Street, harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Fund’s lack of good faith, negligence or willful misconduct;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of legal counsel that are obtained by the Transfer Agent; or (iv) any

14	Alpine Funds

paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

(f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent; or

(g) Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

8.2

The Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which the Fund or affiliate is a named party), payments, expenses and liability arising out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer Agent’s lack of good faith, negligence or willful misconduct in the performance of its obligations hereunder. For those activities or actions delineated in the Procedures, the Transfer Agent shall be presumed to have used reasonable care, acted without negligence, and acted in good faith if it has acted in accordance with the Procedures.

8.3

In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

8.4	As-of Adjustments.

(a) Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, the Transfer Agent will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of shareholder

15	Alpine Funds

instructions, but the Transfer Agent will discuss with the Fund the Transfer Agent’s accepting liability for an “as of” on a case-by-case basis and, subject to the limitation set forth in Section 9, will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 8.4 when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding or such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time.

(b) If the net effect of the “as of” transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants. The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on the Fund’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund. The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares owned by the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class) and the Transfer Agent will make such account adjustments and take such other action as is necessary to compensate Shareholders for Shareholder losses and reimburse the Fund for the amount of Fund losses in accordance with the foregoing standards.

9.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent

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under this Agreement for all of the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement during the twenty-four (24) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought. In the event that a claim giving rise to liability by the Transfer Agent occurs prior to the completion of the first twenty-four (24) months of the Agreement, the foregoing limit shall be calculated by adding: (1) the amounts actually paid hereunder for such period by the Funds to the Transfer Agent as fees and charges, but not including reimbursable expenses; and (2) an amount equal to (x) an average monthly fee (determined based on the actual fees received and number of months that have passed as of the calculation date) multiplied by (y) the number of months remaining to reach twenty-four months. The foregoing limitation on liability shall not apply to any loss or damage resulting from any intentional malicious acts or omissions by the Transfer Agent’s employees. For purposes of this Section 9, “intentional malicious acts or omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Fund, including fraudulent acts.

10.	Confidentiality

10.1

The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose Confidential Information is disclosed. The above prohibition of disclosure shall not apply to disclosure required by applicable law (in which case, the disclosing party agrees to promptly notify the other party of such disclosure request unless prohibited by applicable law), nor shall it apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

10.2

For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Fund: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans relating to the business of the Fund, or any other secret or confidential information whatsoever of the Fund; and (ii) all information that the Fund is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent’s Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and

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business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent’s business, operations or systems, or to the business, systems or operations of the Transfer Agent’s affiliates.

10.3

For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s Shareholders, prospective shareholders and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”). As between the Fund and the Transfer Agent, Customer Information is and will remain the sole and exclusive property of the Fund. This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

10.4

The Transfer Agent represents, covenants, and warrants that Transfer Agent will use Confidential Information, including Customer Information, only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business.

10.5

In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

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11.	Covenants of the Fund and the Transfer Agent

11.1	The Fund shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the organizational documents of the Fund and all amendments thereto.

11.2

The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3

Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940. Records maintained by the Transfer Agent on behalf of the Fund shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

11.4

Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund. Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

11.5	SAS70 Reports. The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 (the “SAS70

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Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request.

11.6

Information Security. The Transfer Agent maintains and will continue to maintain at each service location physical and information security and data protection safeguards against the destruction, loss, theft or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements, including those under the GLB Act and the Mass Privacy Act, to the extent applicable to its business. The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund’s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar violations.

11.7

Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

12.	Termination of Agreement

12.1

Term. The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. The term may be renewed by mutual agreement of the Transfer Agent and the individual Fund for successive periods of one year each (“Renewal Term”). The Term of this Agreement shall be the Initial Term and all Renewal Terms. Either the Transfer Agent or the Fund shall give written notice to the other party ninety (90) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the term for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term. In the event a Fund wishes to terminate this Agreement as to the Fund prior to the expiration of the Initial Term or a Renewal Term, the Fund shall give ninety (90) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable

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under Section 12.3. Ninety (90) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

12.2

Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 7.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3	Termination or Non Renewal.

(a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.

(b) Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

(c) Early Termination for Convenience. In addition to the foregoing, in the event that the Fund terminates this Agreement prior to the end of the Initial Term or any Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, the Fund shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent.

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12.4

Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.5

Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement. The Transfer Agent shall provide the Fund with five (5) business days’ notice of such proposed termination. If the Transfer Agent receives payment from the Fund for such invoice prior to the termination date stated in such notice, the Transfer Agent may, in its discretion, acting reasonably, waive the right specified in this Section 12.5 to terminate this Agreement.

12.6

Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7

Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

12.8

In the event that the Fund terminates this Agreement prior to the end of the Initial Term, other than by reason of the Transfer Agent’s bankruptcy under Section 12.6 or for cause under Section 12.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all conversion costs and implementation fees, including, but not limited to, costs and expenses for data and image conversion, system enhancements and statement development/programming, previously waived by the Transfer Agent, or future agreed upon fee concessions provided under this Agreement and any related agreements, shall cease and shall be recoverable retroactively on a pro-rated basis to the date such waiver or fee concession was first granted and the Fund shall return the pro-rated amount of any such waiver and fee concessions and thereafter pay full, undiscounted fees and charges for the services. The Transfer Agent shall notify the Fund of the total conversion costs and implementation fees after the conversion has been completed.

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12.9

The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

12.10

Within thirty (30) days after completion of a Deconversion, the Fund will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. In no event shall the Transfer Agent be required to keep archived versions of Fund records beyond the requirements of law applicable to its transfer agency business and the terms of this Section 12.10. In the event the Fund terminates this Agreement and later re-engages the Transfer Agent for performance of transfer agency services, the Fund agrees to pay the reasonable administrative costs for recovery of any records that are still in the Transfer Agent’s possession.

13.	Assignment and Third Party Beneficiaries

13.1

Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.	Subcontractors

14.1	The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as

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a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act or, with regard to print/mail services, to DST Output, Inc., an affiliate of the Transfer Agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of its affiliate as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. The Transfer Agent may provide the services hereunder from service locations within or outside of the United States. The Transfer Agent will provide the Fund with reasonable prior notice of any proposed change in service location outside of the U.S., including a general description of the services that will be provided at any new service location outside of the U.S. and such other information as the Fund may reasonably request.

14.2

For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

15.	Changes and Modifications

15.1

During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

15.2

The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

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15.3

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

16.	Miscellaneous

16.1

Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if necessary, authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4

Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

25	Alpine Funds

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12

Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to: Boston Financial Data Services, Inc. 2000 Crown Colony Drive Quincy, Massachusetts 02169 Attention: Legal Department Facsimile: (617) 483-7091

(b)	If to the Funds, to: Alpine Woods Capital Investors, LLC 2500 Westchester Avenue, STE. 215 Purchase, NY 10577 Attention: Arleen Baez, Chief Operating Officer Facsimile: (914) 215 1319

17.	Additional Portfolios/Funds

17.1

Additional Portfolios. In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

17.2

Additional Funds. In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

26	Alpine Funds

17.3

Conditions re: Additional Funds/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be determined in accordance with Section 3.1.

18.	Limitations of Liability of the Trustees and Shareholders

In the case where the Fund is a trust, a copy of the trust instrument (if applicable) is on file with the Secretary of the State of the state of its organization, and notice is hereby given that this instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

REST OF PAGE INTENTIONALLY LEFT BLANK

27	Alpine Funds

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:

Name:

Title:

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

ATTEST:

BOSTON FINANCIAL DATA SERVICES, INC.

By:

Name:	Richard J. Ahl

	Title:	Senior Vice President

ATTEST:

28	Alpine Funds

SCHEDULE A
Dated: December 8th, 2010

Fund	Type of Entity	Jurisdiction

Open End Funds:

Alpine Equity Trust	Business Trust	MA
- Alpine International Real Estate Equity Fund
- Alpine Realty Income and Growth Fund
- Alpine Cyclical Advantage Property Fund
- Alpine Emerging Markets Real Estate Fund
- Alpine Global Infrastructure Fund

Alpine Series Trust	Statutory Trust	DE
- Alpine Dynamic Dividend Fund
- Alpine Accelerating Dividend Fund
- Alpine Dynamic Financial Services Fund
- Alpine Dynamic Innovators Fund
- Alpine Dynamic Transformations Fund
- Alpine Dynamic Balance Fund

Alpine Income Trust	Statutory Trust	DE
- Alpine Ultra Short Tax Optimized Income Fund
- Alpine Municipal Money Market Fund

Closed End Funds:

Alpine Global Dynamic Dividend Fund	Statutory Trust	DE
Alpine Total Dynamic Dividend Fund	Statutory Trust	DE
Alpine Global Premier Properties Fund	Statutory Trust	DE

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

Name:	Name:	Richard J. Ahl

Title:	Title:	Senior Vice President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Schedule A-1	Alpine Funds

SCHEDULE 1.2(f)
AML DELEGATION
Dated: December 8th, 2010

1.	Delegation.

1.1

In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3

The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer

Schedule 1.2(f) - 1	Alpine Funds

Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.		AML Procedures

4.1

Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by check after address change; redemption by wire after banking information change; or redemptions over a certain% after establishment);

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

Schedule 1.2(f) - 2	Alpine Funds

(k) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(m) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

4.2

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

Name:	Name: Richard J. Ahl

Title:	Title: Senior Vice President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Schedule 1.2(f) - 3	Alpine Funds

SCHEDULE 1.2(i)
OMNIBUS TRANSPARENCY SERVICES
Dated: December 8th, 2010

A.		The Funds shall provide the following information to the Transfer Agent:

1.

The name and contact information for the Financial Intermediary, with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

	2.	The Funds to be included, along with each Fund’s frequency trading policy, under surveillance for the Financial Intermediary;
	3.	The frequency of supplemental data requests from the Transfer Agent;
	4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and
	5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.		Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services:

	1.	Financial Intermediary Surveillance Schedules.
(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.
(b) Initiate information requests to the Financial Intermediaries.

	2.	Data Management Monitoring
(a) Monitor status of information requests until all supplemental data is received.
(b) If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

	3.	Customized Reporting for Market Timing Analysis
(a) Run information received from the Financial Intermediaries through TA2000 System functionalities.
(b) Generate exception reports using parameters provided by the Funds.

	4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided
(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.
(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.
(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

Schedule 1.2(i) - 1	Alpine Funds

5.	Communication and Resolution of Market Timing Exceptions
(a) Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b) Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD Work Object with comments detailing resolution.
(d) Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs
(a) Update system watch list with pertinent information on trade violators.
(b) Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

Schedule 1.2(i) - 2	Alpine Funds

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: December 8th, 2010

1.

On each day on which both the New York Stock Exchange and the Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date.”

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.

On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4.

The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.

The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

Schedule 2.1 - 1	Alpine Funds

7.	The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its Shareholders.

8.

The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.

Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

Name:	Name: Richard J. Ahl

Title:	Title: Senior Vice President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Schedule 2.1 - 2	Alpine Funds

SCHEDULE 3.1
FEES AND EXPENSES

Effective Date: December 8th, 2010

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall continue until such account is purged from the system.

Annual Account Service Fees Open and Closed End Funds

Open Account Fee
Direct Account Fee (Non NSCC Matrix Level III Accounts)	$15.50/Account
Networked Account (NSCC Matrix Level III Accounts)	$8.50/Account

Closed Account Fee	$2.25/Account

CUSIP Fee	$5,000.00/CUSIP/Year

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed.

Retirement Fee (Paid by shareholder)

IRA Custodial Fee	$12.50/Account ( Maximum of $25.00/SSN)

Automated Work Distributor ™ (AWD®)

License and Remote Processing Fees [1]	$5,200.00/Workstation

Implementation [2]

• Data Conversion	Included
• Image Conversion	Included

[1]	Does not include hardware or third-party software
[2]

Implementation expense up to $300,000.00 will be included for a five year term and up to $150,000.00 for a three year term. Reimbursable Expenses including travel are not included. All other Alpine Funds programming/enhancement requests will be billed at the then current rates.

Schedule 3.1 - 1	Alpine Funds

Term

The initial term is three (3) years. A Cost of Living increase will occur after the first year based on Local Consumer Price Index.

Bundled Reimbursable Expenses and Optional Services $3.80/Account

The following Reimbursable Expenses and Optional Services are covered under the above flat rate:

•	Compliance [3]
	o	AML/CIP
	o	Compliance +
	o	0 to 90 Day Aging Period for Short Term Trader Tracking and Fee Assessment
	o	Lost Shareholder Search and Tracking
•	TA2000 Voice ™ [4]
•	Fan Web ®
•	TA2000 Same-Day Cash management ™ - Cash Availably
•	Certificate Issuance
•	Escheatment
•	Fed Wires
•	Manual Check Pulls
•	Returned Checks
•	Cool Reporting
•	Year End Processing (Average Cost accounting[5], IRS magnetic tape creation for 1099. 1042, 5498)[6]
•	Ad-Hoc Reporting- up to 10 reports per month a charge of $60.00 per report greater than 10 per month would apply.[7]

Reimbursable Expenses	Billed As Incurred
In accordance with Section 3.2 of the Agreement.

In accordance with Section 3.2 of the Agreement with the only exceptions of the bundled expenses as indicated in the above Bundled Reimbursable Expense and Optional section.

3	Based on current regulatory environment. Changes in the regulatory requirements could result in additional charges.
4	Does not include AT&T or Data Center infrastructure charges.
5	Average Cost accounting does not include the system upgrades for the 2012 Cost Basis Regulations.
6	DST Output charges are not included.
7	Programming not included.

Schedule 3.1 - 2	Alpine Funds

Omnibus Transparency

The SEC’s rule 22c-2 requires intermediaries to provide funds with certain shareholder identity and trading information to enable Alpine Funds to monitor the frequency of short-term trading in omnibus accounts and enforce the funds’ market timing policies.

DST/Boston Financial provides four levels of support for the data obtained from sub accounting systems on behalf of our customers.

1.

Data Management Only - DST will provide support for establishing and receiving transmissions of data from broker/dealers, TPAs and the NSCC; will reformat the data in a standard TIP format; and forward it to Alpine Funds. DST will store the data for a week after receipt before purging.

2.

Data Storage – DST will provide an “accountlet” structure to house position and transaction data received from broker/dealers, TPAs and the NSCC. This option is in addition to the Data Management support described above.

3.

Omnibus Transparency Bundled Accountlet – For clients choosing to use the full capabilities of TA2000 Omnibus Transparency, a bundled price is available. This price includes the receipt and storage of data, trade surveillance, ROA, and Short Term Trader. The number of accountlets and the resulting rates will be determined at the client (customer) level. Individually, clients need to exceed 500,000 accounts to reach the second and third levels of fees. It is understood that a client may include multiple management codes.

4.

Administration/Full Service – For clients choosing to use the full capabilities of TA2000 Omnibus Transparency, a bundled price is available. This price includes the receipt and storage of data, trade surveillance, ROA and Short Term Trader

The fees associated with the four levels of support, along with optional services available at each level are detailed below.

1. Data Management Only Fee
Transaction Record Detail	$0.025/Transaction/Occurrence
Position Detail	$0.01/Position/Occurrence
Additional Optional Service
Trade Surveillance [8]	$0.015/Transaction Record

2. Data Storage Fee [9]	$0.14/Accountlet/Year
Additional Optional Services
Short Term Trader for Accountlets
Tracking Period

90 days or less	$0.06/Accountlet/Year
91 – 180 days	$0.12/Accountlet/Year
181 – 270 days	$0.18/Accountlet/Year
270 – 1 year	$0.24/Accountlet/Year
1 year – 2 years	$0.36/Accountlet/Year

ROA	$0.03/Accountlet/Year

[8] Includes TA2000 Excessive Trader, B-Share Analysis, and PowerSelect. PowerSelect retention will be for all year-to-date transactions.
[9] Includes monthly TIP refresher.

Schedule 3.1 - 3	Alpine Funds

Omnibus Transparency (Cont.)

3.	Omnibus Transparency Bundled Accountlet Fee
	1 – 500,000 accountlets (includes 25 investigations)	$0.45/Accountlet/Year
	500,001 – 2,000,000 accountlets (includes 50 investigations)	Fee Waived
	2,000,001 and above accountlets (includes 100 investigations)	$0.10/Accountlet/Year

4.	Administration/Full Service Fee (in addition to the bundled accountlet technology cost)
	1 – 50,000 accountlets (includes 25 investigations)	$3,000.00/Month
	50,001 – 100,000 accountlets (includes 50 investigations)	$4,000.00/Month
	100,001 and above accountlets (includes 100 investigations)	$5,000.00/Month
	Additional Investigations above monthly allowance	$12.00/Investigation

Web Portal Fee

On-Time Setup	$5,000.00
Monthly Fee	$1,500.00

Computer/Technical Personnel

Computer/Technical Personnel resources may be employed on an hourly bases when and if the need becomes necessary at the following rates:

Classification

Technical	$195.00/Hour
Business Analyst/Test	$125.00/Hour

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

Name:	Name:

Title:	Title:

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Schedule 3.1 - 4	Alpine Funds